UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 20, 2012

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 20, 2012, SBA Communications Corporation (“SBA”) entered into a Purchase Agreement (the “Purchase Agreement”) under which SBA agreed to sell $500,000,000 aggregate principal amount of its 5.625% Senior Notes due 2019 (the “Notes”) to J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein. The Notes will have an interest rate of 5.625% and will be issued at a price of 100% of their face value. SBA expects the closing of the Notes to occur on September 28, 2012. SBA intends to use the net proceeds from this offering to pay a portion of the cash consideration required in connection with SBA’s pending acquisition of TowerCo II Holdings LLC. To the extent that the TowerCo acquisition does not close, SBA intends to use the net proceeds for general corporate purposes.

The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties.

The description above is qualified in its entirety by the Purchase Agreement which is being filed with this Form 8-K.

SBA and certain of its affiliates have previously entered into commercial financial arrangements with each of the initial purchasers, and/or their respective affiliates, and each of these entities and/or its affiliates has in the past provided financial, advisory, investment banking and other services to SBA and its affiliates. Specifically, (1) JPMorgan Chase Bank, N.A. (“JPMorgan”), Barclays Capital, Citibank, N.A., Deutsche Bank Trust Company Americas, Wells Fargo Bank, N.A., The Royal Bank of Scotland plc and Toronto Dominion (New York) LLC serve as lenders under SBA’s Revolving Credit Facility, 2011 Term Loan and 2012 Term Loan, (2) JPMorgan and Barclays Bank PLC served as lenders under SBA’s Mobilitie Bridge Loan, (3) Citigroup Global Markets Inc. and J.P. Morgan Securities LLC acted as underwriters in connection with SBA’s issuance of Class A common stock in March 2012, (4) J.P. Morgan Securities LLC and Barclays Capital acted as SBA’s financial advisors in connection with the Mobilitie acquisition, (5) J.P. Morgan Securities LLC acted as SBA’s financial adviser in connection with SBA’s pending acquisition of TowerCo II Holdings LLC, (6) each of the initial purchasers acted as underwriters in connection with the issuance by SBA Telecommunications, Inc., a subsidiary of SBA, of the 5.75% Senior Notes due 2020 in July 2012, (7) J.P. Morgan Securities LLC, Barclays Bank PLC and Citigroup Global Markets Inc. have provided financing commitments in connection with SBA’s pending acquisition of TowerCo II Holdings LLC and (8) each of the initial purchasers acted as underwriters in connection with the issuance by SBA Tower Trust of the Secured Tower Revenue Securities Series 2012-1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 8.01 Other Events.

On September 20, 2012, SBA issued a press release announcing its intention to offer $300 million aggregate principal amount of senior notes. A copy of the press release is filed hereto as Exhibit 99.1.

On September 20, 2012, SBA issued a press release announcing the upsizing of its previously announced offering of $300 million aggregate principal amount of senior notes to $500 million aggregate principal amount of Notes and the pricing of its $500 million aggregate principal amount of Notes. A copy of the press release is filed herewith as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.98	Purchase Agreement, dated September 20, 2012, between SBA Communications Corporation and J.P. Morgan Securities LLC, as representative of the several initial purchasers listed on Schedule 1 thereto.
99.1	Press release issued by SBA Communications Corporation on September 20, 2012.
99.2	Press release issued by SBA Communications Corporation on September 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh Senior Vice President and Chief Financial Officer

Date: September 25, 2012